Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
PolyOne Announces Fourth Quarter 2008 Results
•	Lower raw material costs offset impact of unprecedented demand declines

•	Total debt reduced $50 million from third quarter 2008

•	Despite a challenging 2009, restructuring actions will provide significant earnings leverage when the economy recovers
CLEVELAND — February 5, 2009 — PolyOne Corporation (NYSE: POL) today reported fiscal fourth quarter revenues of $541.8 million, a 14.2 percent decrease compared with revenues of $631.3 million in the fourth quarter of 2007. Price increases and the acquisition of GLS only partially offset an unprecedented decline in demand as volume fell 24% from the fourth quarter of 2007 to the fourth quarter of 2008.
PolyOne reported a net loss of $282.6 million or $3.07 per share in the fourth quarter of 2008 compared with net income of $7.1 million or $0.08 per diluted share in the fourth quarter of 2007. Included in the results for the fourth quarter of 2008 are a series of special items, the largest of which are a non-cash goodwill impairment charge of $170.0 million (pre-tax) and a non-cash valuation allowance of $104.5 million recorded against deferred tax assets. Total special items of $289.5 million (after-tax) or $3.15 per share are detailed in Attachment 1.
On a comparable basis, before special items, PolyOne reported earnings of $0.08 per share in the fourth quarter of 2008 matching the $0.08 per share amount reported in the fourth quarter of last year. For the full year, PolyOne reported a net loss of $2.94 per share compared with net income of $0.12 per diluted share in 2007. Before special items, PolyOne reported earnings per share of $0.41 in 2008 — equal to that reported in 2007.
“Despite extraordinary volatility in raw material and energy costs, and unprecedented demand declines in the fourth quarter, we are reporting full year and fourth quarter earnings per share before special items equal to last year,” said Stephen D. Newlin, chairman, president and chief executive officer. “While we believe this is solid performance in the current environment, we must remain focused on the year ahead. I am proud of the way the PolyOne team is stepping up to contribute as we face a widely expected continued deterioration of the economy in 2009.”

Newlin continued, “We believe the volume declines observed during the fourth quarter were at least partially due to customer inventory destocking, and we have yet to see that trend reverse. Three weeks ago, we announced additional cost cutting measures and restructuring actions that will allow PolyOne to remain competitive through the near-term economic downturn. We believe these actions set the stage for significant earnings improvement when the economy ultimately recovers.”
Special items in the fourth quarter included a tax valuation allowance of $104.5 million against U.S. deferred tax assets. The valuation allowance is larger than previously disclosed primarily due to finalizing the accounting and determining that about $35 million of the allowance that we previously planned as a direct reduction of equity now must be charged as expense. This does not change the Company’s previous statements that this is a non-cash charge that has no impact on PolyOne’s cash flow, liquidity, or credit facilities. Further, the Company expects that it will have sufficient U.S. profitability during the tax-loss carry-forward period to realize substantially all of the deferred tax benefits.
The non-cash goodwill impairment charge of $170 million relates to the Company’s Geon Compounds and Specialty Coatings reporting units within the Performance Products and Solutions Segment. This goodwill impairment charge is preliminary based on management’s best estimates and may be revised prior to the Company filing its 2008 annual report on Form 10-K or during the first quarter of 2009 after management has an opportunity to conduct a full valuation study of these two reporting units.
Special charges recorded during the fourth quarter also include $26.6 million of pre-tax charges related to the combined restructuring actions announced on January 15, 2009 and announced on July 28, 2008.
Commenting on the goodwill impairment, senior vice president and chief financial officer, Robert M. Patterson, said, “The non-cash goodwill impairment charge in 2008 reflects an increase in our cost of capital due primarily to the significant deterioration in the capital markets during the fourth quarter and related decline in the market value of equity and debt securities. The cost of capital is used to discount future cash flows and therefore is a key assumption used in estimating the fair value of a business. The impairment also reflects a reduction in the near-term earnings outlook for the Geon Compounds and Specialty Coatings reporting units. While the outlook for these businesses declined in the fourth quarter of 2008, we believe they will both generate significant earnings improvement when the economy recovers.”
Patterson added, “We generated strong cash flow during the quarter and we applied this principally to debt reduction. From the third quarter of 2008, overall debt has declined $50 million, including our Sunbelt joint venture guarantee. As of December 31, 2008, we had $44 million of cash, plus borrowing availability of $121 million under our accounts receivable securitization facility, for total liquidity of $165 million.”
# # #

About PolyOne
PolyOne Corporation, with annual revenues of more than $2.7 billion, is a premier provider of specialized polymer materials, services and solutions. Headquartered outside of Cleveland, Ohio USA, PolyOne has operations around the world. For additional information on PolyOne, visit our Web site at www.polyone.com.
To access PolyOne’s news library online, please visit www.polyone.com/news
Investor Relations Contact:
Robert M. Patterson
Senior Vice President & Chief Financial Officer
PolyOne Corporation
+1 440-930-3302
Media Contact:
Amanda Marko
Director, Corporate Communications
PolyOne Corporation
+1 440-930-3162
amanda.marko@polyone.com

Forward-looking Statements
In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the continued degradation in the North American residential construction market; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the effect on foreign operations of currency fluctuations, tariffs, and other political, economic and regulatory risks; changes in polymer consumption growth rates in the markets where PolyOne conducts business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals; an inability to raise or sustain prices for products or services; an inability to maintain appropriate relations with unions and employees; and other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation. The above list of factors is not exhaustive.
We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.
# # #

Attachment 1
Supplemental Information
Summary of Consolidated Operating Results (Unaudited)
Fourth Quarter 2008
(In millions, except per share data)
Operating results:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sales	$541.8	$631.3	$2,738.7	$2,642.7

Operating income (loss)	(174.7)	18.6	(129.3)	33.9

Net income (loss)	(282.6)	7.1	(272.9)	11.4

Earnings per common share:
Basic and diluted earnings (loss) per share	$(3.07)	$0.08	$(2.94)	$0.12

Total diluted per share impact of special items (1)	$(3.15)	$—	$(3.35)	$(0.29)

(1)	Special items is a non-GAAP financial measure. Special items include charges related to specific strategic initiatives such as: the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; goodwill and asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic losses; and, deferred income tax valuation allowance. Following is a list of special items:
Special items:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Employee separation and plant phaseout costs (a)	$(26.6)	$—	$(39.7)	$(2.2)
Write-down of certain assets of and investment in equity affiliate (b)	—	—	(4.7)	(1.6)
(Impairment) adjustment to impairment of former equity investment (c)	—	1.1	—	(14.8)
Charge related to sale of investment in OxyVinyls	—	(0.4)	—	(0.4)
Environmental remediation costs (d)	(0.3)	(1.3)	(14.6)	(33.2)
Reimbursement to Goodrich Corp. of environmental costs (e)	—	—	—	(15.6)
Provision for settlement of certain legal issues and related reserves	(1.0)	—	(1.0)	(2.4)
Impairment of goodwill (f)	(170.0)	—	(170.0)	—
Impairment of other intangibles and investments	—	—	—	(2.5)

Impact on operating income (loss)	(197.9)	(0.6)	(230.0)	(72.7)

Impairment of available for sale security	(0.6)	—	(0.6)	—
Deferred note issuance cost write-off	—	—	—	(2.7)
Premium on early extinguishment of debt	—	—	—	(12.8)

Impact on income (loss) before income taxes	(198.5)	(0.6)	(230.6)	(88.2)

Income tax benefit on special items	13.5	0.2	24.4	30.8
Reversal of deferred tax liability associated with the sale of equity affiliate	—	—	—	31.5
Adjustment to foreign income tax contingency and related interest	—	0.2	—	(0.8)
Deferred tax valuation allowance (g)	(104.5)	—	(104.5)	—

Impact of special items on net income (loss)	$(289.5)	$(0.2)	$(310.7)	$(26.7)

Basic and diluted impact per common share	$(3.15)	$—	$(3.35)	$(0.29)

Weighted average diluted shares used to compute earnings per share:	92.1	93.2	92.7	93.1

a.	Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs, accelerated depreciation and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives and executive separation agreements.

b.	Write-down of certain inventory, receivables, and intangible assets of, and an impairment of our investment in our equity affiliate in Colombia.

c.	Non-cash impairment charge to adjust the carrying value of our former equity investment in OxyVinyls to fair market value.

d.	Environmental remediation costs for facilities either no longer owned or closed in prior years.

e.	Remediation costs and certain legal costs related to the Calvert City, Kentucky facility.

f.	Non-cash impairment related to Geon Compounds and Specialty Coatings reporting units within the Performance Products and Solutions segment. This charge is preliminary based on management’s best estimates and may be revised prior to the Company filing its annual report on Form 10-K or during the first quarter of 2009 after management has an opportunity to conduct a full valuation study of these two reporting units.

g.	Tax valuation against U.S. deferred tax assets.

Attachment 2
PolyOne Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Sales	$541.8	$631.3	$2,738.7	$2,642.7

Cost of sales	483.8	566.9	2,442.1	2,381.7

Gross margin	58.0	64.4	296.6	261.0
Selling and administrative	69.5	56.9	287.1	254.8
Impairment of goodwill	170.0	—	170.0	—
Income from equity affiliates and minority interest	6.8	11.1	31.2	27.7

Operating income (loss)	(174.7)	18.6	(129.3)	33.9
Interest expense, net	(9.3)	(7.1)	(37.2)	(46.9)
Premium on early extinguishment of long-term debt	—	—	—	(12.8)
Other expense, net	(1.9)	(2.1)	(4.6)	(6.6)

Income (loss) before income taxes	(185.9)	9.4	(171.1)	(32.4)
Income tax benefit (expense)	(96.7)	(2.3)	(101.8)	43.8

Net income (loss)	$(282.6)	$7.1	$(272.9)	$11.4

Basic and diluted earnings (loss) per common share	$(3.07)	$0.08	$(2.94)	$0.12

Weighted average shares used to compute earnings per share:
Basic	92.1	92.9	92.7	92.8
Diluted	92.1	93.2	92.7	93.1

Dividends declared per share of common stock	$—	$—	$—	$—

Equity earnings (loss) recorded by PolyOne:
SunBelt	$5.7	$10.4	$32.5	$41.0
OxyVinyls	—	(1.1)	—	(0.2)
(Impairment) adjustment to impairment of investment in OxyVinyls	—	1.1	—	(14.8)
Other equity affiliates	1.0	1.1	3.3	3.9
Charges related to sale of OxyVinyls investment	—	(0.4)	—	(0.4)
Write-down of certain assets of and investment in Geon/Polimeros Andinos	—	—	(4.7)	(1.6)
Minority interest	0.1	—	0.1	(0.2)

Income from equity affiliates and minority interest	$6.8	$11.1	$31.2	$27.7

Attachment 3
PolyOne Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$44.3	$79.4
Accounts receivable, net	262.1	340.8
Inventories	197.8	223.4
Deferred income tax assets	1.0	20.4
Other current assets	19.9	19.8

Total current assets	525.1	683.8
Property, net	432.0	449.7
Investment in equity affiliates and nonconsolidated subsidiary	20.5	19.9
Goodwill	163.9	288.8
Other intangible assets, net	69.1	6.7
Deferred income tax assets	0.5	69.9
Other non-current assets	66.6	64.2

Total assets	$1,277.7	$1,583.0

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$19.8	$22.6
Short-term bank debt	6.2	6.1
Accounts payable	160.0	250.5
Accrued expenses	118.2	94.4

Total current liabilities	304.2	373.6
Long-term debt	408.3	308.0
Post-retirement benefits other than pensions	80.9	81.6
Pension benefits	225.0	82.6
Other non-current liabilities	83.4	87.8

Total liabilities	1,101.8	933.6
Shareholders’ equity	175.9	649.4

Total liabilities and shareholders’ equity	$1,277.7	$1,583.0

Attachment 4
PolyOne Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating Activities
Net income (loss)	$(282.6)	$7.1	$(272.9)	$11.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16.2	14.7	68.0	57.4
Deferred income tax benefit (expense)	94.5	(4.9)	89.4	(57.1)
Premium on early extinguishment of long term debt	—	—	—	12.8
Provision for doubtful accounts	0.7	0.3	6.0	1.9
Stock compensation expense	0.8	0.7	3.0	4.3
Impairment of goodwill	170.0	—	170.0	—
Other asset write-downs and impairment charges	3.1	—	3.6	3.3
Companies carried at equity and minority interest:
Income from equity affiliates and minority interest	(6.8)	(11.1)	(31.2)	(27.7)
Dividends and distributions received	12.1	13.4	32.9	37.6
Change in assets and liabilities:
(Increase) decrease in accounts receivable	135.2	42.8	60.8	(10.8)
(Increase) decrease in inventories	68.5	35.7	33.6	26.7
Increase (decrease) in accounts payable	(130.8)	(50.9)	(94.7)	17.8
Increase (decrease) in sale of accounts receivable	(11.6)	—	14.2	—
Increase (decrease) in accrued expenses and other	(13.8)	(24.0)	(10.2)	(10.4)

Net cash provided by operating activities	55.5	23.8	72.5	67.2

Investing Activities
Capital expenditures	(12.9)	(6.7)	(42.5)	(43.4)
Business acquisitions, net of cash received	—	(0.2)	(150.2)	(11.2)
Investment in affiliated company	—	—	(1.1)	—
Proceeds from sale of equity affiliate	—	—	—	260.5
Proceeds from sale of assets	0.3	4.2	0.3	9.4

Net cash (used) provided by investing activities	(12.6)	(2.7)	(193.5)	215.3

Financing Activities
Change in short-term debt	(30.1)	—	43.3	(0.2)
Issuance of long-term debt, net of debt issuance cost	—	—	77.8	—
Repayment of long-term debt	(3.1)	(0.7)	(25.3)	(264.1)
Purchase of common stock for treasury	(0.9)	—	(8.9)	—
Premium on early extinguishment of long-term debt	—	—	—	(12.8)
Proceeds from exercise of stock options	—	0.3	1.1	1.2

Net cash (used) provided by financing activities	(34.1)	(0.4)	88.0	(275.9)

Effect of exchange rate changes on cash	(1.5)	2.5	(2.1)	6.6

Increase (decrease) in cash and cash equivalents	7.3	23.2	(35.1)	13.2
Cash and cash equivalents at beginning of period	37.0	56.2	79.4	66.2

Cash and cash equivalents at end of period	$44.3	$79.4	$44.3	$79.4

Attachment 5
Business Segment and Platform Operations (Unaudited)
(In millions)
Operating income at the segment level does not include: corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; charges related to specific initiatives, such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; share-based compensation costs; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.

	4Q08	4Q07	Year 2008	Year 2007
Sales:
International Color and Engineered Materials	$96.4	$146.9	$587.4	$588.6
Specialty Engineered Materials	54.4	28.7	252.3	124.3
Specialty Color, Additives and Inks	49.3	53.0	228.6	232.0

Specialty Platform	200.1	228.6	1,068.3	944.9
Performance Products and Solutions	193.7	246.1	1,001.4	1,086.8
PolyOne Distribution	172.7	184.0	796.7	744.3
Corporate and eliminations	(24.7)	(27.4)	(127.7)	(133.3)

Sales	$541.8	$631.3	$2,738.7	$2,642.7

Gross margin:
International Color and Engineered Materials	$13.6	$23.0	$96.4	$95.9
Specialty Engineered Materials	9.8	2.9	45.9	12.2
Specialty Color, Additives and Inks	11.0	9.5	48.0	41.3

Specialty Platform	34.4	35.4	190.3	149.4
Performance Products and Solutions	28.2	15.6	85.3	105.5
PolyOne Distribution	15.6	15.4	73.1	60.7
Resin and Intermediates	—	—	—	0.6
Corporate and eliminations	(20.2)	(2.0)	(52.1)	(55.2)

Gross margin	$58.0	$64.4	$296.6	$261.0

Operating income (loss):
International Color and Engineered Materials	$(2.4)	$4.8	$20.4	$25.1
Specialty Engineered Materials	1.8	(1.0)	12.9	(2.2)
Specialty Color, Additives and Inks	2.5	1.3	13.5	7.0

Specialty Platform	1.9	5.1	46.8	29.9
Performance Products and Solutions	16.0	4.3	34.9	57.5
PolyOne Distribution	6.2	5.7	28.1	22.1
Resin and Intermediates	4.4	7.3	28.6	34.8
Corporate and eliminations	(203.2)	(3.8)	(267.7)	(110.4)

Operating income (loss)	$(174.7)	$18.6	$(129.3)	$33.9

Specialty Platform consists of our three specialty businesses: International Color and Engineered Materials; Specialty Engineered Materials; and Specialty Color, Additives and Inks.

Attachment 6
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions, except per share data)
Senior management uses operating income before the effect of special items to assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of special items is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations.
Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP. See Attachment 1 for a list of Special items.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating income before special items	$23.2	$19.2	$100.7	$106.6
Special items in operating income	(197.9)	(0.6)	(230.0)	(72.7)

Operating income (loss)	$(174.7)	$18.6	$(129.3)	$33.9

Income per share before impact of special items	$0.08	$0.08	$0.41	$0.41
Per share impact of special items, after tax	(3.15)	—	(3.35)	(0.29)

Diluted earnings (loss) per common share	$(3.07)	$0.08	$(2.94)	$0.12

	Three Months Ended		Year Ended
	December 31,		December 31,
Reconciliation to Consolidated Statement of Cash Flows	2008	2007	2008	2007

Net cash provided by operating activities	$55.5	$23.8	$72.5	$67.2
Net cash (used) provided by investing activities	(12.6)	(2.7)	(193.5)	215.3
Decrease (increase) in sale of accounts receivable	11.6	—	(14.2)	—

Free cash flow	$54.5	$21.1	$(135.2)	$282.5